Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 8, 2018

Relating to Preliminary Prospectus Supplement dated March 8, 2018 to

Prospectus dated August 25, 2015

Registration No. 333-206568

FINAL PRICING TERMS

$500,000,000 3.550% Senior Notes due 2025

Issuer:	Sysco Corporation

Expected Ratings*:	A3 (Stable) by Moody’s Investors Service, Inc. BBB+ (Stable) by Standard & Poor’s Ratings Services

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	3.550% Senior Notes due 2025

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2025

Coupon:	3.550%

Interest Payment Dates:	September 15 and March 15, commencing September 15, 2018

Price to Public:	99.480% of the principal amount

Benchmark Treasury:	2.750% due February 28, 2025

Benchmark Treasury Yield:	2.785%

Spread to Benchmark Treasury:	T + 85 bps

Yield to Maturity:	3.635%

Optional Redemption Provision:

Make-Whole Call:	T + 15 bps

Par Call:	On or after January 15, 2025 (two months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 8, 2018

Expected Settlement Date**:	T + 7; March 19, 2018

CUSIP/ISIN Numbers:	871829 BG1 / US871829BG12

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Comerica Securities, Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

$500,000,000 4.450% Senior Notes due 2048

Issuer:	Sysco Corporation

Expected Ratings*:	A3 (Stable) by Moody’s Investors Service, Inc. BBB+ (Stable) by Standard & Poor’s Ratings Services

Guarantee:	Unconditionally guaranteed by certain subsidiaries of Sysco Corporation

Title of Security:	4.450% Senior Notes due 2048

Principal Amount:	$500,000,000

Maturity Date:	March 15, 2048

Coupon:	4.450%

Interest Payment Dates:	September 15 and March 15, commencing September 15, 2018

Price to Public:	99.378% of the principal amount

Benchmark Treasury:	2.750% due November 15, 2047

Benchmark Treasury Yield:	3.138%

Spread to Benchmark Treasury:	T + 135 bps

Yield to Maturity:	4.488%

Optional Redemption Provision:

Make-Whole Call:	T + 25 bps

Par Call:	On or after September 15, 2047 (six months prior to maturity)

Change of Control:	Upon the occurrence of both (i) a change of control of Sysco Corporation and (ii) a downgrade of the notes below an investment grade within a specified period, as more particularly described in the preliminary prospectus supplement, Sysco Corporation will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Trade Date:	March 8, 2018

Expected Settlement Date**:	T + 7; March 19, 2018

CUSIP/ISIN Numbers:	871829 BH9 / US871829BH94

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BNP Paribas Securities Corp.

Comerica Securities, Inc.

Lloyds Securities Inc.

PNC Capital Markets LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**The issuer expects delivery of the notes will be made against payment therefor on or about March 19, 2018, which is the seventh business day following the date of pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding four business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

No PRIIPs KID — No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA.

The issuer has filed a registration statement (including a prospectus) and related preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, J.P. Morgan Securities LLC at 212-834-4533, TD Securities (USA) LLC at 1-855-495-9846 and Wells Fargo Securities, LLC at 1-800-645-3751.